Exhibit 4.3

EXECUTION VERSION

EIGHTEENTH SUPPLEMENTAL INDENTURE

EIGHTEENTH SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”) dated as of June 11, 2026, between QWEST CORPORATION, a Colorado corporation (formerly named US West Communications, Inc.) (the “Issuer”), and U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, a national banking association, as trustee under the Indenture referred to below (the “Trustee”).

W I T N E S S E T H :

WHEREAS, the Issuer and the Trustee (as successor in interest to Bank One Trust Company, N.A.) are party to that certain Indenture, dated as of October 15, 1999, as supplemented by that certain First Supplemental Indenture, dated as of August 19, 2004, by and between the Issuer and the Trustee (as successor in interest to U.S. Bank National Association) (such Indenture, as so supplemented by such First Supplemental Indenture, the “Base Indenture”), as further supplemented by that certain Sixteenth Supplemental Indenture, dated as of August 22, 2016, by and between the Issuer and the Trustee (the Base Indenture, as so supplemented by such Sixteenth Supplemental Indenture, the “Indenture”), providing for the issuance of the Issuer’s 6.5% Notes due 2056 (the “Notes”);

WHEREAS, the Issuer has offered to exchange the Notes for new notes issued by the Issuer (the “Exchange Offer”), upon the terms and subject to the conditions set forth in its offers to exchange and solicitations of consents, pursuant to a registration statement on Form S-4 initially publicly filed with the Securities and Exchange Commission (the “SEC”) on April 16, 2026, as amended by Post-Effective Amendment No. 1 to Form S-4 filed with the SEC on May 19, 2026 (as amended, restated, and supplemented or otherwise modified, the “Statement”) and, in conjunction with the Exchange Offer, has solicited consents from the Holders of the Notes to the amendments to the Indenture contained herein (the “Consent Solicitation”);

WHEREAS, Section 9.02 of the Base Indenture provides, among other things, that with the consent of the Holders of a majority in principal amount of the outstanding Securities of each Series affected by such supplemental indenture (the “Requisite Consents”), the Issuer and the Trustee may enter into a supplemental indenture to add any provisions to or to change or eliminate any provisions of the Indenture or to modify the rights of Holders of the Notes of each such Series;

WHEREAS, the Issuer has received the Requisite Consents from the Holders of the Notes to make certain amendments to the Indenture and the Notes as set forth in Sections 2 and 3 hereof (the “Amendments”), as certified by an Officers’ Certificate, including the Certification of D.F. King & Co, Inc. attached thereto, delivered to the Trustee simultaneously with the execution and delivery of this Supplemental Indenture;

WHEREAS, this Supplemental Indenture has been duly authorized by all necessary corporate action on the part of the Issuer;

WHEREAS, all conditions necessary to authorize the execution and delivery of this Supplemental Indenture and to make this Supplemental Indenture valid and binding have been complied with or have been done or performed;

WHEREAS, the Issuer has delivered to the Trustee an Opinion of Counsel and an Officers’ Certificate to the effect that the execution of the Supplemental Indenture is authorized or permitted by the Indenture and that all conditions precedent, if any, provided for in the Indenture for the execution and delivery of such Supplemental Indenture have been fulfilled; and

WHEREAS, pursuant to Section 9.02 of the Base Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture, and the Issuer has requested that the Trustee execute and deliver this Supplemental Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Issuer and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1. Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture, and the rules of construction contained in the Indenture will apply equally to this Supplemental Indenture.

2. Amendments.

(a) Solely as applicable to the Notes, (1) the following provisions of the Base Indenture (including, in the case of Article 5, Section 5.01 thereof) and all references thereto in the Base Indenture are hereby amended to be deleted in their entirety and to be of no further force and effect, and (2) the Issuer is hereby released from its obligations under the following provisions of the Base Indenture, provided that the section or article numbers, as applicable, will remain and the word “[Reserved]” shall replace the title thereto:

(i)	Section 4.02 (Reports by the Company);

(ii)	Section 4.03 (Limitation on Liens); and

(iii)	Article 5 (Successor Corporation).

(b) Any of the terms or provisions present in the Notes that relate to any of the provisions of the Indenture as amended by this Supplemental Indenture are also hereby amended, mutatis mutandis, so as to be consistent with the amendments made by this Supplemental Indenture; provided, for the avoidance of doubt, that such amendments shall be made only to the extent such amendments may be made with the consent of Holders of the Requisite Consents.

(c) Solely as applicable to the Notes, the Indenture is hereby amended by deleting any definitions from the Indenture with respect to which references would be eliminated as a result of the amendments to the Indenture pursuant to Section 2(a) above.

(d) Solely as applicable to the Notes, the Indenture and the Notes are hereby amended by deleting all references in the Indenture and the Notes to those articles, sections and subsections that are deleted as a result of the amendments made by this Supplemental Indenture; provided, for the avoidance of doubt, that such amendments shall be made only to the extent such amendments may be made with the consent of Holders of the Requisite Consents.

(e) Solely as applicable to the Notes, none of the Issuer, the Trustee or other parties to or beneficiaries of the Indenture or the Notes shall have any rights, obligations or liabilities under such sections or clauses deleted pursuant to this Section 2 and such sections or clauses shall not be considered in determining whether a Default or Event of Default has occurred or whether the Issuer or the Trustee has observed, performed or complied with the provisions of the Indenture or the Notes.

3. Notes Deemed Conformed. The provisions of the Notes shall be deemed to be conformed to the Indenture as supplemented by this Supplemental Indenture and amended to the extent that the Notes are inconsistent with the Indenture as amended by this Supplemental Indenture.

4. Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture (solely as applicable to the Notes) and the Notes are in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture (solely as applicable to the Notes) for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

5. Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

6. Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile, PDF or other electronic signature transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile, PDF or other electronic signature shall be deemed to be their original signatures for all purposes.

7. Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction thereof.

8. Effectiveness; Revocation. Notwithstanding anything to the contrary herein, this Supplemental Indenture shall become effective and binding on the Issuer, the Trustee and every Holder of the Notes heretofore or hereafter authenticated and delivered under the Indenture upon the execution and delivery by the parties of this Supplemental Indenture, but the amendments to the Indenture and the Notes pursuant to this Supplemental Indenture (including Sections 2 and 3 above) shall become effective only on the settlement date of the Exchange Offer, as further described in the Statement. Nothing in this Supplemental Indenture, express or implied, shall give to any person, other than the parties hereto and their successors under the Indenture and the Holders of the Notes, any benefit or any legal or equitable right, remedy or claim under the Indenture.

9. Severability. To the extent permitted by applicable law, any provision of this Supplemental Indenture held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. In the event any one or more of the provisions contained in this Supplemental Indenture or any waiver, amendment or modification to this Supplemental Indenture (or purported waiver, amendment, or modification), including pursuant to this Supplemental Indenture, should be held invalid, illegal, unenforceable or to be unauthorized under the terms of Section 9.02 of the Base Indenture, then:

(x) (i) such provisions, waivers, amendments or modifications (or purported waivers, amendments or modifications) shall be construed or deemed modified so as to be valid, legal, enforceable and authorized under the terms of Section 9.02 of the Base Indenture, as applicable, with an economic effect as close as possible to that of the invalid, illegal, unenforceable or unauthorized provisions, waivers, amendments or modifications, as applicable, and (ii) once construed or modified by clause (i), such provisions, waivers, amendments or modifications (or attempted waivers, amendments, or modifications) shall be deemed to have been operative ab initio,

(y) any such provision, waiver, amendment or modification (or purported waiver, amendment or modification) not capable of being modified or construed in accordance with the foregoing clause (x) shall automatically be considered without effect, and such provision, waiver, amendment or modification shall for all purposes be deemed to have never been implemented or occurred, as applicable, and

(z) after giving effect to each of the foregoing clauses (x) and (y), the validity, legality and enforceability of the remaining provisions or waivers, amendments or modifications, as applicable, contained herein and therein shall not in any way be affected or impaired thereby.

Notwithstanding any other provision of this Supplemental Indenture, if a court of competent jurisdiction, in a final and unstayed order, determines that the amendments contained herein are invalid for any reason, such determination shall not (directly or indirectly) constitute a default or breach of this Supplemental Indenture or the Indenture.

10. Trustee. The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture. The recitals and statements herein are deemed to be those of the Issuer, and not of the Trustee. The Issuer hereby authorizes and directs the Trustee to execute and deliver this Supplemental Indenture. The Issuer acknowledges and agrees that the Trustee (i) shall be entitled to all of the rights, privileges, benefits, protections, indemnities, limitations of liability, and immunities of the Trustee set forth in the Indenture, which are hereby deemed incorporated by reference; and (ii) has acted consistently with its standard of care under the Indenture.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed by their respective officers hereunto duly authorized, all as of the day and year first written above.

QWEST CORPORATION, as the Company

By:	/s/ Jon Yourkoski
	Name:	Jon Yourkoski
	Title:	Senior Vice President, Treasurer and Corporate Development

[Signature Page to Eighteenth Supplemental Indenture]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed by their respective officers hereunto duly authorized, all as of the day and year first written above.

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as the Trustee

By:	/s/ Michael McGuire
Name: Michael McGuire
Title: Vice President

[Signature Page to Eighteenth Supplemental Indenture]